Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

March 29, 2005

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

We have acted as special counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), in connection with the proposed merger (the “Merger”) of Riggs National Corporation, a Delaware corporation (“Riggs”), with and into PNC, pursuant to the Agreement and Plan of Merger, dated as of February 10, 2005, by and between PNC and Riggs (the “Agreement”). At your request, and in connection with the filing of the Registration Statement on Form S-4 relating to the Merger (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the material federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of PNC and the consent of Riggs, upon the truth, correctness and completeness of the factual statements and representations (which factual statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of PNC and Riggs dated the date hereof, and have assumed that such factual statements and representations will be true, correct and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus contained therein (as amended or supplemented through the date hereof, the “Proxy Statement/Prospectus”).

We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party) and that the Merger will be reported by PNC and Riggs on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a holder of Riggs common stock who receives PNC common stock pursuant to the Merger (except with respect to cash received instead of a fractional share of

The PNC Financial Services Group, Inc.

PNC common stock and except to the extent of cash consideration received pursuant to the Merger).

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz